Exhibit 99.1
NEWS RELEASE

CONTACT:

Investor Relations, Presstek
(603) 594-8585 x3559
investorrelations@presstek.com

Presstek Targets $20 million in Annual Operating Profit Improvements from Business Improvement Plan

HUDSON, N.H. - October 25, 2007 - Presstek, Inc. (Nasdaq: PRST), the leading manufacturer and marketer of digital offset printing business solutions, today announced a business improvement plan targeting $20 million of annual operating profit improvements. The plan involves virtually every aspect of the business and includes creating greater efficiencies, productivity enhancements, right-sizing of operating expenses, and optimization of resources. The company has also identified additional potential cash flow improvements of $25 million, primarily through working capital reductions and the proposed sale of selected real estate assets.

Presstek’s President and Chief Executive Officer, Jeff Jacobson said, “We have developed a pathway to achieve, over the next 18 to 24 months, a goal in the range of 10% operating profit. The cash generated through these improvements will allow us to invest in our strategic vision while enabling us to achieve sustained profitability for years to come.”

Although Presstek expects to receive the full annualized benefit of these actions by 2009, a significant portion of it will be recognized during 2008. The company is targeting operating profits, as a percent of revenue, in the range of 6% - 8% during 2008, and 9% to 11% for 2009. These numbers do not include the impact of expected restructuring costs of approximately $4.0 million, other one-time expenses of approximately $0.5 million, and stock-based compensation expense which the company is unable to estimate at this time. The company anticipates that approximately two-thirds of the restructuring costs will be incurred in 2007, with the balance expected to be incurred in 2008. The other one-time expenses are expected to be incurred in 2008.

Jeff Cook, Presstek’s Senior Vice President and Chief Financial Officer said, “The Business Improvement Plan is a detailed program designed to significantly improve profitability, strengthen our balance sheet and improve cash flow. We have already started to implement many of the actions in the program, and we are committed to achieving these goals”.

Gross margin improvements of $10 million include manufacturing productivity improvements; procurement savings; service business rationalization; and improved recovery of raw material increases. Operating expense reductions of $10 million constitute the remainder of the profit improvements. The program will result in a net employment reduction of approximately 9%, including attrition. Operating expense reductions will also include the centralization in Des Plaines, Illinois of product warehousing and distribution activities for North America; improved productivity and rationalization of sales activities; lower general and administrative costs; and the consolidation of certain customer care activities into the company’s Hudson, New Hampshire operation.

Presstek also announced plans for its growth platform. The company will focus on a two tiered channel strategy allowing it to enhance its offerings to its core customer base of small and mid size printers, while expanding to larger printers that will consume an even greater amount of consumables. In addition, the company will focus heavily on growing its international business, with particular emphasis on Europe, as well as growth opportunities and initiatives in both the Direct Imaging (DI) and Computer to Plate (CtP) product areas. Mr. Jacobson added, “Our vision is to build a product portfolio whereby Presstek will provide high quality fully integrated digital solutions and services in order to form all-encompassing relationships with our customers.” The company also plans to enhance its partnerships, which not only allows it to fulfill this vision, but also provides its partners with access to Presstek’s unique channel.

Conference Call Details
In conjunction with this announcement, Presstek will hold a conference call and webcast at 5:00 p.m. ET today, October 25, 2007 to review and discuss the company’s Business Improvement Plan and views on how the program will shape future performance. To access the call, dial (800) 290-0148 (domestic) or (617) 801-9711 (international). The passcode for the call is 20210269. Additionallly, a live webcast of the conference call will be available on the “Investor Relations” page on the company’s website at www.presstek.com/investors/calendar.html

About Presstek
Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release regarding the Company’s planned business improvement program and enhancement of the Company’s growth platform constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s objectives with regard to operating profit, productivity, operating expenses, cash flow, product portfolio improvements and revenue growth. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "likely," "expectation(s)," "opportunity," and similar expressions, among others, identify forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the company, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, unexpected delays or greater than anticipated costs or adjustments in the implementation of the business improvement program and enhancement of the Company’s growth platform or the Company realizing less than anticipated working capital reductions or lower than expected proceeds from the sale of real estate assets identified for possible sale; the impact of the company’s review of receivables and inventory on future operations; the uncertainties and delays involved with launching new products; print market acceptance of and demand for the company's digital and analog products; the ability of the Company to establish and maintain distribution partners; the overall course of the digital and analog market in the graphic arts industry; the introduction of competing products; general financial and economic factors that could cause customers to alter their purchasing habits or delay purchasing technology upgrades; the ability of the Company to fulfill customer commitments and close qualified sales leads; and market factors' effect on the print industry generally and the economy as a whole. Other risks are detailed in the company's Annual Report on Form 10-K and the company's other reports on file with the Securities and Exchange Commission. Those listening to this presentation are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this presentation.

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